EXHIBIT 10.1

NEXEON MEDSYSTEMS INC

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on the 20th day of December, 2016, with an effective date of December 1, 2016, (the “Effective Date”), by and between Nexeon MedSystems Inc, a Nevada corporation (the “Company”), having its principal place of business at 1708 Jaggie Fox Way, Lexington, KY 40511 and Brian Blischak, an individual, (“Executive”).

R E C I T A L S

The Company has special expertise in its business that has enabled it to provide unique career opportunities for its employees.

The Company’s growth depends, to a significant degree, on its possession of more and better information than that which is available to its competitors concerning a number of matters, including but not limited to strategic, marketing, technology, management, and other information not generally known to others in the medical device industry. This unique and special expertise in pooling this information has enabled the Company to conduct its business successfully and thus provide potential employment opportunities for its employees.

The parties acknowledge that Executive has his own valuable knowledge and training in certain of the areas in which the Company conducts its business but that his knowledge will be enhanced by this employment.

Executive recognizes that unless the Company imparts to him its special expertise, he would be less effective and of less benefit to the Company. Executive further acknowledges that without the additional knowledge to be imparted to him by the Company, he will be less valuable than would otherwise be the case in its business.

Executive understands and acknowledges that a restriction on disclosure of confidential information is essential to the continued growth and stability of the Company’s business and to the continuing viability of its business in the event the Executive’s employment is terminated as expressly permitted under the terms and limitations of this Agreement.

The Executive desires employment as an employee of the Company under the terms and conditions of this Agreement and further desires to be given access to the Company’s proprietary information.

The Company desires to employ Executive under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

1.       Employment. Subject to the terms and conditions set forth in this Agreement, the Company employs Executive, and Executive hereby accepts such employment by the Company.

2.       Duties of Executive.

(a)       Executive shall serve in the capacity of President and Chief Commercial Officer, and shall be subject to supervision by the Chairman and CEO of the Company. In such capacity, Executive shall have all necessary powers to discharge his responsibilities. Executive shall have all powers granted by the Bylaws of the Company to a President and Chief Commercial Officer, as applicable, and Executive shall report to the Chairman and CEO of the Company.

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(b)       During the term of this Agreement, and thereafter so long as Executive is employed by the Company, Executive shall devote his full business time and effort to the performance of his duties and responsibilities as an officer of the Company. Notwithstanding the foregoing, Executive may spend reasonable amounts of time on personal civic and charitable activities that do not interfere with the performance of his duties and responsibilities to the Company. In addition, Executive may, subject to prior approval by the Board of Directors of the Company, spend reasonable amounts of time serving on boards of directors for other companies or engage in other business activities, provided that such activities do not, in the sound discretion of the Board of Directors of the Company, constitute or create a conflict of interest or adversely affect the Company.

(c)       Executive shall observe and comply with the written rules and regulations of the Company respecting its business and shall carry out and perform the directives and policies of the Company as they may from time to time be stated to Executive in writing by the Chief Executive Officer or the Chairman of the Board of Directors.

(d)       Executive shall maintain accurate business records as may from time to time be required by the Company. Such records may be examined by the Company, at all reasonable times after written request is delivered to Executive. Any such document shall be delivered to the Company promptly upon request.

(e)       Executive agrees not to solicit or receive any income or other compensation from any third party in connection with his employment with the Company. Executive agrees, upon written request by the Chief Executive Officer, to render an accounting of all transactions relating to his business endeavors during the term of this employment hereunder.

(f)       Executive’s principal place of work shall be located at 13088 Sunset Point Place, San Diego CA 92130 or such other locations that the Company may request from time to time on a temporary basis, not to exceed fourteen (14) consecutive days, or thirty (30) days in any one hundred and eighty (180) day period without Executive’s prior written consent.

(g)       Executive agrees to travel, at Company expense, as required to perform the duties of the position. The Parties anticipate that a minimum of zero (0), maximum of fifteen (15), and average of five (5) days each month of domestic and/or international travel will be required to perform the duties of this position.

3.       Term. The term of this Agreement (the “Term”) shall commence effective as of the Effective Date and continue until the fourth anniversary of the Effective Date, unless Executive’s employment is earlier terminated in accordance with Section 10 of this Agreement; provided, however, that, on the fourth and subsequent anniversary dates of this Agreement or any extension, this Agreement will automatically be extended for an additional year unless, not later than ninety (90) calendar days prior to such anniversary date, the Company shall have given written notice to the Executive that it does not wish to extend the Term. Upon expiration of the term of this Agreement, Executive shall remain an “at will” employee of the Company but shall still be subject to and bound by the terms of this Agreement.

4.       Annual Base Salary.

(a)       Commencing on the Effective Date the Company will pay Executive a minimum base annual salary during the term of this Agreement for his services as President of two hundred and fifty thousand dollars ($250,000.00), which shall be payable in accordance with the Company’s standard payroll practice, but not less than monthly. Such base salary shall not include any benefits made available to Executive or any contributions or payments made on his behalf pursuant to any employee benefit plan or program of the Company, including any health, disability or life insurance plan or program, 401-K plan, cash bonus plan, stock incentive plan, retirement plan or similar plan or program of any nature. The Company shall review Executive’s salary on an annual basis, and shall increase the annual salary of Executive from time to time as may be warranted in accordance with the Company’s Board of Directors Compensation Committee.

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(b)       For the purpose of determining amounts due under this Agreement, the Executive’s base annual Salary will be prorated based on a two hundred and sixty (260) working day year. For the avoidance of doubt, the number of working days is based on five (5) working days per week and fifty-two (52) weeks per year, and includes statutory holidays.

5.       Bonus Compensation. In addition to the base annual salary described in Section 4 of this Agreement, Executive shall be eligible for an annual performance-based bonus. Executive’s standard bonus percentage is thirty percent (30%) of his annual base salary, to be earned by satisfactorily meeting criteria established by the CEO and approved by the Company’s Board of Directors Compensation Committee prior to March 1, each year. Executive will receive the full thirty percent (30%) bonus amount if such criteria are satisfactorily met. In the event that Executive’s performance exceeds this standard, Executive may be considered for a bonus in an amount larger than the standard bonus percentage stated above. In the event that Executive’s performance falls short of this standard, Executive may receive less than the full bonus percentage.

A minimum of seventy percent (70%) of the annual Bonus Compensation shall be paid in cash, and the balance shall be paid in unrestricted common stock, or such other mutually agreeable consideration. During the Term of this Agreement, the yearly annual bonus shall be paid within sixty (60) days of the calendar year end.

6.       Stock Options:

(a)            Initial Grant: The Company shall grant Executive a total of one million one hundred and fifty thousand (1,150,000) non-transferable stock options to purchase shares of the Company’s Common Stock, consisting of five hundred thousand (500,000) incentive stock options (ISO), and six hundred and fifty thousand (650,000) non-qualified stock options (NQSO). With respect to the ISO options, one hundred thousand (100,000) ISO options shall vested on the Effective Date, and additional lots of one hundred thousand (100,000) ISO options each shall vest on January 2nd 2017, 2018, 2019 and 2020. With respect to the NQSO options, thirty eight thousand (38,000) NQSO shall vested on the Effective Date, and seventeen thousand (17,000) NQSO options shall begin vesting on January 1, 2017. An additional seventeen thousand (17,000) options shall vest on the first day of each month thereafter until fully vested on December 1, 2019.

(b)            All options shall be granted at the market price, or current offering price in the case of the Initial Grant, for the Company’s Common Stock as of the date of the grant, and shall expire in eight years from the grant date. All options shall vest immediately upon a Termination without Cause, Change in Control, or Termination for Good Reason as defined below (single trigger).

7.       Other Employee Benefits.

(a)            During the term of this Agreement, the Company shall provide Executive with all benefits made available from time to time by the Company to its employees and/or officers generally and to employees who hold positions similar to that of Executive (including benefits granted to other officers of the Company), such benefits to be in accordance with the Company’s policies, except that if Executive’s employment with the Company is terminated, Executive’s cash severance payments shall be in accordance with Section 10 of this Agreement, in lieu of cash severance payments provided by the policies of the Company.

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(b)            The Company shall establish and maintain a Health Reimbursement Account (Section 105 Plan) (“HRA”) for the benefit of Executive (and Executive’s immediate family). During the Term of this Agreement and until Company makes available a health insurance benefit that Executive deems superior to this arrangement, Company shall contribute one-thousand and three hundred and fifty dollars ($1,350.00) per month to Executive’s HRA account. Executive will draw upon this account to pay for health insurance premiums, deductibles, co-payments and any other health care expenses permitted by the HRA Plan (“Health Costs”), and unused funds shall roll forward until thirty (30) days after the Executive terminates for any reason, at which time any remaining funds would revert to the Company. The amount of Company’s contribution to Executive’s HRA shall be reviewed and increased effective January 1 of each year of this Agreement to reflect changes in Health Costs and the cost of health insurance available to Executive (and Executive’s immediate family).

(c)            Executive shall be paid for California statutory holidays, and receive twenty (20) working days (“four weeks”) paid vacation per annum.

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9.       Reimbursement of Expenses. The Company shall reimburse Executive for all expenses actually and reasonably incurred by him in the business interests of the Company. Such reimbursement shall be made promptly to Executive upon appropriate documentation of such expenditures in accordance with the Company’s written policies.

10.       Early Termination; Change in Control. It is the desire and expectation of each party that the employer-employee relationship shall continue for the full term specified herein and be a pleasant and rewarding experience for the parties hereto. The Company shall, however, be entitled to terminate Executive’s employment at any time before or after the Effective Date with or without Cause (as defined in this Section 10). Termination shall require approval by majority vote of the Board of Directors of the Company.

(a)            Termination for Cause. The Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (i) conviction of a felony that constitutes gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company, or for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; or (ii) Executive’s material breach of this Agreement or any other written agreement between Company and Executive. In the event Executive’s employment is terminated for cause, Executive shall be entitled to all accrued salary including vested Stock and Stock Options, up through the date of termination but shall not be entitled to additional severance payments.

(b)            Termination without Cause, or Change in Control Occurs. The Company may terminate Executive’s employment under this Agreement without Cause at any time on thirty (30) days advance written notice to Executive. If Executive’s employment is terminated without Cause, or a Change in Control (as defined in this Section 10) occurs, the Company shall pay Executive severance compensation pursuant to the following formulas:

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(i)     In the event of a termination without Cause, or a Change in Control occurs, occurring prior to the first, second, or third year anniversary of this Agreement, Executive shall receive a lump sum severance amount equal to 4/12th, 5/12th, or 6/12th respectively of the sum of (A) the highest annual salary of Executive in effect at any time during the Term or the salary of Executive in effect immediately prior to the termination without Cause or a Change in Control, whichever is the larger amount, plus (B) the amount of the bonus or incentive compensation targeted for payment to the Executive for the fiscal year during which the termination without Cause or the Change in Control occurs.

(ii)     In the event of a termination without Cause, or a Change in Control occurs, occurring at any time after the third-year anniversary of this Agreement, Executive will receive a lump sum severance amount equal to 6/12th of the sum of the amounts referred to in Section 10(b)(i)(A) and (B).

A “Change in Control” of the Company shall have occurred if at any time during the term of this Agreement any of the following events shall occur:

(i)     any consolidation, merger or other reorganization of the Company in which the Company is merged, consolidated or reorganized into or with another corporation or other legal person or pursuant to which shares of the Company’s stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger own more than 50.1% of the common stock of the surviving corporation or its ultimate parent immediately after the merger;

(ii)     any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and as a result of such transaction the holders of the Company’s common stock immediately prior thereto own more than 50.1% of the common stock of such transferee or its ultimate parent immediately after such transaction;

(iii)     any liquidation or dissolution of the Company or any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(iv)     any person (including any “person” as such term is used in Section l3(d)(3) or Section l4(d)(2) of the Exchange Act), has become an “Acquiring Person.” An “Acquiring Person” shall mean any person that, together with all Affiliates and Associates (as such terms are defined below) of such person, is the beneficial owner of 25% or more of the outstanding Common Stock. The term “Acquiring Person” shall not include the Company, any subsidiary of the Company, any employee benefit plan of the Company or subsidiary of the Company, or any person holding Common Stock for or pursuant to the terms of any such plan. For the purposes of this Agreement, a person who becomes an Acquiring Person by acquiring beneficial ownership of 25% or more of the Common Stock at any time after the date of this Agreement shall continue to be an Acquiring Person whether or not such person continues to be the beneficial owner of 25% or more of the outstanding Common Stock. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in effect on the date of this Agreement;

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(v)     if at any time, the Continuing Directors then serving on the Board cease for any reason to constitute at least a majority thereof. A “Continuing Director” shall mean a Director of the Company who (aa) is not an Acquiring Person, an Affiliate or Associate, a representative of an Acquiring Person or nominated for election by an Acquiring Person, and (bb) was either a member of the Board of Directors of the Company on the date of this Agreement or subsequently became a Director of the Company and whose initial election or initial nomination for election by the Company’s stockholders was approved by at least two-thirds of the Continuing Directors then on the Board of Directors of the Company;

(vi)     any occurrence that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Exchange Act; or

(vii)     such other events that cause a change in control of the Company;

provided, however, that a Change in Control of the Company shall not be deemed to have occurred as the result of any action having one or more of the foregoing effects if such transaction is proposed by, and includes a significant equity participation (i.e., an aggregate of at least 25% of the then outstanding common equity securities of the Company immediately after such transaction which are entitled to vote to elect any class of Directors) of, the executive officers of the Company as constituted immediately prior to the occurrence of such transaction or any Company employee stock ownership plan or pension plan.

(c)            Termination Upon Death or Disability. Executive’s employment shall be terminated by the death of the Executive. In the event of the Disability (as hereinafter defined) of the Executive during his employment, the Company shall have the right to terminate the employment of Executive upon giving thirty (30) days advance written notice to that effect to the Executive, provided that the Executive shall not have returned to active service with the Company prior to the end of such thirty (30) day notice period. For purposes of this Agreement, the term “Disability” means any physical or mental disability or incapacity that can be expected to result in death within one year or that has rendered the Executive incapable of performing the essential functions required of the Executive in accordance with the obligations under Section 2 hereof for a period of one hundred and eighty (180) consecutive days or for shorter periods aggregating to two hundred and seventy (270) days during any consecutive three hundred and sixty five (365) day period. If Executive is terminated as a result of death, Executive’s estate shall receive a severance equal to 1/12th of the sum of the amounts referred to in Section 10(b)(i)(A) and (B), less federal and state income and employment taxes. In the event of termination due to Disability, Executive will receive a severance equal to 6/12th of the sum of the amounts referred to in Section 10(b)(i)(A) and (B), less federal and state income and employment taxes.

(d)            Termination for Good Reason. The Executive, upon ninety (90) days prior written notice given to the Company, shall have the right at any time to terminate the Executive’s employment with the Company for Good Reason. “Good Reason” shall mean (i) the occurrence, without the Executive’s express written consent, of a material reduction in Executive’s duties and responsibilities, or a ten percent (10%) reduction in the level of the Executive’s compensation, unless such reduction applies to all similarly situated employees; (ii) a demand, without the Executive’s express written consent, that the Executive relocate to an office of the Company more than twenty-five (25) miles from the office in which the Executive was previously employed; or (iii) the Company’s uncured breach of a material term of this Agreement. In the event the Executive’s employment is terminated for Good Reason, Executive shall be entitled to all accrued salary, and a severance payment equal to 3/12th of the sum of the amounts referred to in Section 10(b)(i)(A) and (B), less federal and state income and employment taxes.

(e)            Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company’s right to terminate the Executive’s employment for Cause and the Executive’s right to terminate employment for Good Reason that (i) the Party seeking the termination shall first have given the other Party written notice stating with specificity the reason for the termination (“Termination Breach”) and (ii) if such Termination Breach is susceptible to cure or remedy, a period of thirty (30) days from and after the giving of such notice shall have elapsed without the breaching Party having substantially cured or remedied such Termination Breach, unless such breach cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time not to exceed an additional thirty (30) days provided the breaching Party has made and continues to make a diligent effort to effect such remedy or cure.

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(f)             Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with Company at any time on thirty (30) days’ advance written notice to the Company’s Board. In the event Executive’s resignation is without Good Reason, Executive shall be entitled to receive only the Annual Base Salary then in effect, prorated to the date of termination and all Stock and Stock Options vested as of the date of termination. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

(g)            Conditions to Receive Severance. Executive agrees to execute a full general release satisfactory to the Company, releasing all claims, known or unknown that Executive may have against Company arising out of or in any way related to Executive’s employment or termination of employment with Company prior to receipt of the severance payment. Company shall provide Executive with a signed, full general release on or prior to the termination date. If Company fails to provide Executive with a signed, full general release within seven (7) days of the termination date, then Company shall waive this requirement. Any severance and other amounts due shall be paid in full within seven (7) days of the termination date, and execution or waiver of the full general release as applicable.

11.       Non-Solicitation Agreement.

(a)       Executive agrees that for a period of one (1) year after the termination of this Agreement, Executive shall not recruit, attempt to recruit or directly or indirectly participate in the recruitment of, any Company employee; provided, however, any general public recruitment responded to by Company employees will not breach this offer.

(b)       Executive agrees that during the term of this Agreement and for a period of up to one (1) year after the termination of his employment, Executive will not, either directly or indirectly solicit, separately or in association with others, attempt to solicit, canvass or interfere with any then current customer of the Company with whom Executive had a significant relationship while working for the Company in a manner that directly competes with the Company.

12.       Confidentiality. Executive acknowledges that he will learn Confidential Information (as defined herein) relating to the business conducted and to be conducted by the Company. The Company promises to provide all needed Confidential Information to the Executive. Executive agrees that he will not during the term of employment with the Company or for a period of three (3) years after the termination of such employment, without regard to the party terminating such employment, except in the normal and proper course of his duties hereunder, disclose or use or authorize any third party to disclose or use any such Confidential Information, without prior written approval of the Company. As used in this Section 12, “Confidential Information” includes all records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property and other property delivered to or compiled by the Executive by or on behalf of the Company or its providers, clients or customers that pertain to the business of the Company. Confidential Information shall not, however, include information that (i) is publicly known or becomes publicly known through no fault of Executive, or (ii) is generally or readily obtainable by the public, or (iii) constitutes general skills, knowledge and experience acquired by Executive before and/or during his employment with the Company and the Company.

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Executive agrees that all documents that include any Confidential Information, in his possession now or at any time during the term of his employment, are and shall be the property of Company and that all copies thereof shall be surrendered to the Company upon termination of his employment.

13.       Inventions; Developments. The Executive is hereby retained in a capacity such that the Executive’s responsibilities may include the making of technical and managerial contributions of value to the Company. The Executive hereby assigns to the Company all rights, title and interest in such contributions and inventions made or conceived by the Executive alone or jointly with others during the Term. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. The Executive shall promptly and fully disclose all such contributions and inventions to the Company and assist the Company in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions will be the property of the Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Inventions conceived by the Executive, which are not related to the business of the Company, will remain the property of the Executive, and notwithstanding the foregoing, the Company shall not have any right, title or interest in any work product or copyrightable work developed outside of work hours and without the use of Company resources that does not relate to the Company’s business and does not result from any work performed by the Executive for the Company.

(a)            Exceptions. Regardless of any other provisions of this Agreement, the provisions of this Section 13 do not apply to any product ideas which qualify fully under the provisions of Section 2870 of the California Labor Code, which reads in full as follows:

2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer (2) result from any work performed by the employee for the employer; (b) to the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

14.       Exit Interview. To insure a clear understanding of this Agreement, including but not limited to the protection of the Company’s business interests, Executive agrees, at no additional expense to the Company, to engage in an exit interview with the Company prior to Executive’s departure from the Company at a time and place designated by the Company. In the event that the exit interview takes place in a location more than twenty-five (25) miles from the Executive’s primary residence, the Company agrees to reimburse Executive for reasonable expenses associated with his travel to and from said exit interview.

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15.       Right of Setoff. The Company shall be entitled, at its option and not in lieu of any other remedies to which they may be entitled, to set off any amounts due Executive or any Affiliate of Executive against any amount due and payable by Executive or any Affiliate of Executive to the Company (“Set-Offs”) pursuant to this Agreement or otherwise, provided that the Set-Offs are set forth in detail in writing with supporting evidence to substantiate each Set-Off.

16.       Notice Provision. Any notice, demand or request required or permitted to be given or made under this Agreement shall be in writing and shall be deemed given or made when delivered in person, when sent by United States registered or certified mail, or when received by courier (e.g. FedEx), at the address specified below:

If to the Company:	Nexeon MedSystems Inc 1708 Jaggie Fox Way Lexington, KY 40511

If to Executive:	Brian Blischak 13088 Sunset Point Pl. San Diego, CA 92130 (858) 847-2016

Any party to this Agreement may change its addresses for notice in the manner provided above.

17.       Headings Non-binding. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions hereof.

18.       Words to have Contextual Meaning. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Additionally, the words “and” and “or” shall be given its contextual meaning and not be interpreted blindly as being solely conjunctive or disjunctive, as the case may be.

19.       Execution of Agreement. The parties shall execute all documents, provide all information and take or refrain from taking all actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

20.       Partial Assignment Clause. This Agreement shall be binding upon and inure to the benefit of the parties hereto, its representatives and permitted successors and assigns. Executive’s duties hereunder are personal services and are not assignable. Except for the provisions of Sections 11, 12 and 13 of this Agreement, which are intended to benefit the Company and the Company’s Affiliates as third party beneficiaries, or as otherwise expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties to this Agreement, its respective representatives and permitted successors and assigns, any rights, remedies or obligations under or by reason of this Agreement.

21.       Limitation of Benefits Clause. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the parties, except as otherwise expressly provided herein.

22.       Non-waiver Provision. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

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23.       Multiple Originals. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

24.       Choice of Laws. This agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law.

25.       Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory or contractual section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

26.       Severability and Reformation. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objectives.

27.       Written Amendments Provision. No supplement, modification or amendment of this agreement or waiver of any provision of this Agreement shall be binding unless executed in writing by all parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor shall any such waiver constitute a continuing wavier unless otherwise expressly provided.

28.       Actions to Enforce Non-Solicitation, Confidentiality or Inventions. Executive acknowledges and agrees that the Company would be irreparably harmed by any violation of Executive’s obligations under Sections 11, 12 and 13 hereof and that, in addition to all other rights or remedies available at law or in equity, the Company will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation. Additionally, both parties agree that either party may seek to have its rights under Sections 11, 12 or 13 of this agreement enforced by legal or equitable action in a Court of Competent jurisdiction. The provisions of Sections 11, 12 and 13 hereof will survive any termination of this Agreement, in accordance with its terms.

29.       Written Consent for Assignment. No party may assign this Agreement or any rights or benefits there under without the written consent of the other parties to this Agreement.

30.       Choice of Forum. Any action initiated pursuant to Section 28 must proceed in a Texas District Court in Dallas or Collin County, Texas. If such an action cannot proceed in District Court due to jurisdictional limitations, then it shall proceed in any State or County court of competent jurisdiction in Dallas or Collin County, Texas.

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EXECUTED as of the date first above written.

Nexeon MedSystems Inc

By:	/s/ Will Rosellini
Will Rosellini Chief Executive Officer

/s/ Brian Blischak
Brian Blischak, Individually

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NEXEON MEDSYSTEMS INC
2016 Omnibus Incentive Plan
Stock Option Award Agreement

Nexeon MedSystems Inc (the “Company”), pursuant to its 2016 Omnibus Incentive Plan (the “Plan”), hereby grants an Option to purchase shares of the Company’s common stock to you, the Participant named below. The terms and conditions of the Option Award are set forth in this Agreement, consisting of this cover page and the Option Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Participant: Brian Blischak
No. of Shares Covered: 1,150,000	Grant Effective Date: December 1, 2016
Exercise Price Per Share: $1.00 PER OPTION	Expiration Date: Each Option shall expire 8 years from the date of Grant.
The Company shall grant participant a total of one million one hundred and fifty thousand (1,150,000) non-transferable stock options to purchase shares of the Company’s Common Stock, consisting of five hundred thousand (500,000) incentive stock options (ISO), and six hundred and fifty thousand (650,000) non-qualified stock options (NQSO). With respect to the ISO options, one hundred thousand (100,000) ISO options shall vested on the Effective Date, and additional lots of one hundred thousand (100,000) ISO options each shall vest on January 2nd 2017, 2018, 2019 and 2020. With respect to the NQSO options, thirty eight thousand (38,000) NQSO shall vested on the Effective Date, and seventeen thousand (17,000) NQSO options shall begin vesting on January 1, 2017. An additional seventeen thousand (17,000) options shall vest on the first day of each month thereafter until fully vested on December 1, 2019

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your right to purchase shares of the Company’s common stock pursuant to this Option.

PARTICIPANT:	NEXEON MEDSYSTEMS, INC.

/s/ Brian Blischak	By:	/s/ William Rosellini
Name: Brian Blischak	William Rosellini, CEO

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NEXEON MEDSYSTEMS INC
2016 Omnibus Incentive Plan

Option Terms and Conditions

1.	Incentive Stock Option. This Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted accordingly. To the extent that, for any reason, the Option does not qualify as an incentive stock option under Code Section 422, the Option will be treated as a non-statutory stock option, subject to the tax consequences applicable to such options.

2.	Vesting and Exercisability of Option.

(a)       Scheduled Vesting. This Option will vest and become exercisable as to the number of Shares and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as your Service to the Company does not end. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired or been terminated or cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares subject to the vested portion of the Option.

(b)       Accelerated Vesting. Notwithstanding Section 2(a), if and to the extent this Option is continued, assumed or replaced in connection with a Change in Control, and if within one year after such Change in Control you experience an involuntary termination of Service for reasons other than Cause, then this Option (or any replacement award) shall immediately vest and become exercisable in full and shall remain exercisable for one year following your termination of Service. In addition, vesting and exercisability of this Option may be accelerated during the term of the Option under the circumstances described in Sections 12(b) and 12(c) of the Plan, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

3.	Expiration. This Option will expire and will no longer be exercisable at 5:00 p.m. Central Time on the earliest of:

(a)	the expiration date specified on the cover page of this Agreement;

(b)	upon your termination of Service for Cause;

(c)	upon the expiration of any applicable period specified in Section 6(e) of the Plan or Section 2 of this Agreement during which this Option may be exercised after your termination of Service; or

(d)	the date (if any) fixed for termination or cancellation of this Option pursuant to Section 12 of the Plan.

4.	Service Requirement. Except as otherwise provided in Section 6(e) of the Plan or Section 2 of this Agreement, this Option may be exercised only while you continue to provide Service to the Company or any Affiliate, and only if you have continuously provided such Service since the Grant Date of this Option.

5.	Exercise of Option. Subject to Section 4, the vested and exercisable portion of this Option may be exercised in whole or in part at any time during the Option term by delivering a written notice of exercise to the Company’s Chief Financial Officer or to such other party as may be designated by such officer, and by providing for payment of the exercise price of the Shares being acquired and any related withholding taxes. The notice of exercise must be in a form approved by the Company and state the number of Shares to be purchased, the method of payment of the aggregate exercise price and the directions for the delivery of the Shares to be acquired, and must be signed or otherwise authenticated by the person exercising the Option. If you are not the person exercising the Option, the person submitting the notice also must submit appropriate proof of his/her right to exercise the Option.

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6.	Payment of Exercise Price. When you submit your notice of exercise, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:

(a)	cash (including personal check, cashier’s check or money order);

(b)	by means of a broker-assisted cashless exercise in which you irrevocably instruct your broker to deliver proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise to the Company in payment of the exercise price of such Shares; or

(c)	by delivery to the Company of Shares (by actual delivery or attestation of ownership in a form approved by the Company) already owned by you that are not subject to any security interest and that have an aggregate Fair Market Value on the date of exercise equal to the exercise price of the Shares being purchased.

However, if the Committee determines, in any given circumstance, that payment of the exercise price with Shares is undesirable for any reason, you will not be permitted to pay any portion of the exercise price in that manner.

7.	Tax Consequences. You hereby acknowledge that if any Shares received pursuant to the exercise of any portion of this Option are sold within two years from the Grant Date or within one year from the effective date of exercise of this Option, or if certain other requirements of the Code are not satisfied, such Shares will be deemed under the Code not to have been acquired by you pursuant to an “incentive stock option” as defined in the Code. You agree to promptly notify the Company if you sell any Shares received upon the exercise of this Option within the time periods specified in the previous sentence. The Company shall not be liable to you if this Option for any reason is deemed not to be an “incentive stock option” within the meaning of the Code.

8.	Delivery of Shares. As soon as practicable after the Company receives the notice of exercise and payment of the exercise price as provided above, and has determined that all other conditions to exercise, including compliance with applicable laws as provided in Section 18(c) of the Plan, have been satisfied, it shall deliver to the person exercising the Option, in the name of such person, the Shares being purchased, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable.

9.	Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option. You may not assign or transfer this Option except for a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan. The Option held by any such transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to its transfer and may be exercised by such transferee as and to the extent that the Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.

10.	No Stockholder Rights Before Exercise. Neither you nor any permitted transferee of this Option will have any of the rights of a stockholder of the Company with respect to any Shares subject to this Option until a certificate evidencing such Shares has been issued, electronic delivery of such Shares has been made to your designated brokerage account, or an appropriate book entry in the Company’s stock register has been made. No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued, electronic delivery of your Shares has been made to your designated brokerage account, or an appropriate book entry in the Company's stock register has been made, except as otherwise described in the Plan.

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11.	Governing Plan Document. This Agreement and Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

12.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Nevada (without regard to its conflicts or choice of law principles).

13.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

14.	Other Agreements. You agree that in connection with the exercise of this Option, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.

15.	Restrictive Legends. The Company may place a legend or legends on any certificate representing Shares issued upon the exercise of this Option summarizing transfer and other restrictions to which the Shares may be subject under applicable securities laws, other provisions of this Agreement, or other agreements contemplated by Section 14 of this Agreement. You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

16.	Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board of Directors of the Company or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

17.	Electronic Delivery and Acceptance. The Company may deliver any documents related to this Option Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

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